FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Cormac Glynn, CEOcast, Inc.
Phone: 212 732 4300

Home Solutions of America Completes Acquisition of Cornerstone Building and Remodeling

Acquisition of Leading National Building and Remodeling Company to be Immediately Accretive

Dallas, Texas, April 1, 2005 - (PRNewswire) - Home Solutions of America, Inc. (Amex: HOM), a niche provider of specialty residential services, announced today that it has completed the acquisition of Cornerstone Building and Remodeling, Inc. (dba: Cornerstone Granite & Marble or "Cornerstone"), a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. The purchase price was $12.5 million, which was paid via a combination of cash, seller's note, and 2,470,588 shares of restricted common stock. The acquisition will be immediately accretive to earnings. Home Solutions will consolidate Cornerstone's results for GAAP purposes beginning with its 2005 first quarter. Cornerstone, which has become a wholly owned subsidiary of Home Solutions, generated $12 million in revenue and EBITDA of $2.4 million in 2004.

"The synergies of this combination are powerful," said Frank Fradella, Chairman and CEO of Home Solutions.   "The transaction significantly increases the company's size, creating key benefits in purchasing from our suppliers. While Home Solutions has focused on servicing a regional base, Cornerstone, through its relationships with Home Depot and Lowe's, has a national customer base, and a broader mix of products, which will enable us to expand both the scale of our operations and the offerings we provide our customers. We believe that Cornerstone will add significantly to our revenue and earnings in 2005, while positioning us well for future growth."

Cornerstone currently services over 104 Home Depot locations throughout the southeastern United States, including its home state of Florida.  In addition, it has an agreement with Lowe's to provide services to over 269 home centers in the southeast over the next 12 months.

"I am impressed by Home Solutions' ability to acquire, integrate and grow the businesses it has acquired to date," said Mr. Leeber, Jr. "The Company's growth in the Florida market through Southern Exposure has been impressive. We believe that with the strong relationships we have with Home Depot, Lowe's and other national retailers that this combination will help us reach our growth target of 50% per annum over the next five years. Through an expanded array of products, a larger customer base and two dynamic management teams, Home Solutions is well positioned for strong growth in the future." In connection with the acquisition, Cornerstone's President and CEO Anthony Leeber, Jr. will be nominated to serve on the Board of Directors of Home Solutions.

The Company expects to hold a conference call for the investment community on April 5, 2005 where it will provide a 2005 business outlook. Further details will be announced shortly.

Home Solutions is a niche provider of specialty residential services including Restoration and Specialty Interior Services. The Company has operations in the California, Texas, Florida, Alabama, Georgia and South Carolina markets through its four subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace.  P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California and Florida, and Fiber Seal Systems is a national franchise of cleaning and fabric protection businesses.

 For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.